UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to S240.14a-12

ELIZABETH ARDEN, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be Held on November 16, 2005

          The annual meeting of shareholders of Elizabeth Arden, Inc. will be held on Wednesday, November 16, 2005, at 10:00 a.m., local time, at our corporate offices located at 14100 N.W. 60th Avenue, Miami Lakes, Florida 33014, for the following purposes, as described in the attached proxy statement:

1.	To elect a board of six directors to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified;

2.

To approve our Amended and Restated Articles of Incorporation to eliminate the Series D convertible preferred stock and reinstitute the Board of Directors' authority to determine the designations, preferences, limitation and other rights of the serial preferred stock;

3.	To approve the adoption of our 2005 Management Bonus Plan;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2006; and

5.	To transact such other business as may properly come before the annual meeting or any adjournment thereof.

          The board of directors has fixed the close of business on September 19, 2005, as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and at any adjournment or postponement of that meeting. Only shareholders of record at the close of business on that date will be entitled to vote at the annual meeting. For 10 days prior to the annual meeting, a list of shareholders entitled to vote will be available for inspection at our corporate offices at 14100 N.W. 60th Avenue, Miami Lakes, Florida 33014.

          It is important that your shares be represented at the annual meeting regardless of how many shares you own. Whether or not you intend to be present at the annual meeting in person, we urge you to complete, date and sign the enclosed proxy card and return it in the envelope provided for that purpose. Many shareholders who hold their shares in the street name of a bank or brokerage firm may have the option to vote by telephone or the Internet. We urge you to vote by telephone or the Internet, if possible, since your vote will be recorded quickly and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. See your proxy card for further instructions on voting. Voting by mail, by telephone or through the Internet will not prevent you from voting in person at the meeting. If you are able to attend the meeting, you may revoke your proxy and vote your shares in person even if you have previously completed and returned the enclosed proxy card or voted by telephone or through the Internet. Also, you may revoke your proxy by written notice to our corporate secretary or by delivery of a later-dated proxy at any time before it is voted.

By Order of the Board of Directors

OSCAR E. MARINA
Secretary

Miami Lakes, Florida
October 7, 2005

YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE-FREE ENVELOPE OR TO VOTE BY TELEPHONE OR THE INTERNET WHERE POSSIBLE. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.

ELIZABETH ARDEN, INC.
________________________

PROXY STATEMENT
_________________________

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON NOVEMBER 16, 2005

General

          This proxy statement is being furnished to holders of common stock, par value $.01 per share, of Elizabeth Arden, Inc., in connection with the solicitation of proxies by our board of directors for use at our annual meeting of shareholders to be held at our corporate offices located at 14100 N.W. 60th Avenue, Miami Lakes, Florida 33014, at 10:00 a.m., local time, on November 16, 2005, and at any adjournment or postponement of this meeting, for the purposes set forth in the accompanying notice of meeting.

          It is anticipated that our annual report for the fiscal year ended June 30, 2005, this proxy statement and the accompanying form of proxy card will be first mailed to our shareholders on or about October 12, 2005. The annual report is not to be regarded as proxy soliciting material.

          The company was organized in Florida in 1960. Following our acquisition of the Elizabeth Arden fragrance, cosmetics and skin care business in January 2001, we changed our name to Elizabeth Arden, Inc. Our primary business is the manufacture, marketing and distribution of prestige fragrances, skin treatment and cosmetic products.

Outstanding Shares and Voting Rights

          Only holders of record of our common stock at the close of business on September 19, 2005 are entitled to notice of and to vote at the annual meeting. On that date, there were 29,484,177 shares of common stock entitled to vote on each matter to be presented at the annual meeting. Holders of our common stock have one vote per share on all matters. No other class of our stock has voting rights.

          A majority of the shares of our common stock entitled to vote on a matter, represented in person or by proxy, will constitute a quorum for action on a matter at the annual meeting. In determining the presence of a quorum at the annual meeting, abstentions and broker non-votes are counted. A "broker non-vote" occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Abstentions and, if applicable, broker non-votes, are not counted as votes "for" or "against" any proposals. Our By-laws provide that the affirmative vote of a majority of the shares of the voting stock represented, in person or by proxy, and entitled to vote on a matter at a meeting in which a quorum is present will be the act of the shareholders, except as otherwise provided by law.

          The affirmative vote of a majority of the shares of common stock represented in person or by proxy, and entitled to vote at the meeting is required to approve the Amended and Restated Articles of Incorporation and the adoption of our 2005 Management Bonus Plan and to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2006. The Florida Business Corporation Act provides that directors are elected by a plurality of the votes cast. This means that the six nominees for director with the most votes are elected. Abstentions and, if applicable, broker non-votes have no legal effect on whether a nominee for director is elected.

          Shares represented by a properly executed proxy received in time to permit its use at the annual meeting or any adjournment or postponement of this meeting, and not revoked, will be voted in accordance with the instructions indicated therein. If no instructions are indicated, the shares represented by the proxy will be voted FOR the election of all of the nominees for director, FOR the approval of the Amended and Restated Articles of Incorporation, FOR the approval of our 2005 Management Bonus Plan, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending June 30, 2006 and in the discretion of the proxy holders as to any other matter which may properly come before the annual meeting.

          You are requested, regardless of the number of shares you hold, to sign the proxy and return it promptly in the enclosed envelope, or, if permitted by your bank or brokerage firm, vote by telephone or the Internet. Each shareholder giving a proxy has the power to revoke it at any time before it is voted by written notice to our corporate secretary or by delivery of a later-dated proxy. Voting by mail, by telephone or through the Internet will not prevent you from voting in person at the meeting. If you are able to attend the meeting, you may revoke your proxy and vote your shares in person even if you have previously completed and returned the enclosed proxy card or voted by telephone or through the Internet.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth, as of September 19, 2005 (except as noted below), (i) the ownership of common stock by all persons known by us to own beneficially more than 5% of the outstanding shares of our common stock and (ii) the beneficial ownership of common stock by (a) each of our directors and director-nominees, (b) the chief executive officer and each of the other named executives as set forth in the "Summary Compensation Table" under "Executive Compensation" below and (c) all of our directors and executive officers as a group, without naming them:

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percentage of the Class(2)

E. Scott Beattie (3)	1,775,166	5.8
Fred Berens (4)	859,853	2.9
Maura J. Clark	0	*
Richard C.W. Mauran (5)	1,819,698	6.2
Ronald L. Rolleston (6)	160,766	*
Stephen J. Smith (7)	215,866	*
Jacobus A.J. Steffens (8)	76,735	*
William M. Tatham (9)	47,180	*
J.W. Nevil Thomas (10)	249,884	*
Paul F. West (11)	385,009	1.3
Goodman & Company, Investment Counsel Ltd. (12)	2,654,290	9.0
William Blair & Company, L.L.C. (13)	1,566,839	5.3
All directors and executive officers as a group (13 persons) (14)	5,984,730	19.1

*	Less than one percent of the class.

(1)

The address of each of the persons shown in the above table other than Messrs. Mauran, Thomas and Tatham, Ms. Clark, Goodman & Company, Investment Counsel Ltd. and William Blair & Company, L.L.C., is c/o Elizabeth Arden, Inc., 14100 N.W. 60th Avenue, Miami Lakes, Florida 33014. The address of Ms. Clark is 263 Tresser Boulevard, One Stamford Plaza, 8th Floor, Stamford, CT 06901. The address of Mr. Mauran is 31 Burton Court, Franklins Row, London SW3, England. The address of Mr. Tatham is 4100 Yonge Street, Suite 612, Toronto, Ontario M2P 2B5 Canada. The address of Mr. Thomas is 130 Adelaide Street West, Oxford Tower, Suite 2900, Toronto, Ontario M5H 3P5 Canada. The address of Goodman & Company, Investment Counsel Ltd. is 55th Floor, Scotia Plaza, 40 King Street West, Toronto, Ontario M5H 4A9 Canada. The address of William Blair & Company, L.L.C. is 222 W. Adams, Chicago, Illinois 60606.

(2)

Includes, where applicable, shares of common stock issuable upon the exercise of options to acquire common stock held by such person that may be exercised within 60 days after September 19, 2005. Also includes shares of restricted stock, performance accelerated restricted stock and performance-based restricted stock as to which such person has voting power but no dispositive power. Unless otherwise indicated, we believe that all persons named in the table above have sole voting power and/or investment power with respect to all shares of common stock beneficially owned by them.

(3)

Includes (i) 444,834 shares of common stock, (ii) 14,399 shares of restricted stock, (iii) 108,800 shares of performance accelerated restricted stock, (iv) 57,966 shares of performance-based restricted stock, (v) 1,024,167 shares of common stock issuable upon the exercise of stock options, and (vi) 125,000 shares of common stock for which Mr. Beattie has an option to purchase from an unaffiliated third party.

(4)	Includes (i) 792,353 shares of common stock and (ii) 67,500 shares of common stock issuable upon the exercise of stock options.

(5)

Includes (i) 1,752,198 shares of common stock owned by Euro Credit Investments Limited, a company controlled by Mr. Mauran and (ii) 67,500 shares of common stock issuable upon the exercise of stock options.

(6)

Includes (i) 22,918 shares of common stock, (ii) 2,381 shares of restricted stock, (iii) 24,000 shares of performance accelerated restricted stock, (iv) 11,133 shares of performance-based restricted stock, and (v) 100,334 shares of common stock issuable upon the exercise of stock options.

(7)

Includes (i) 23,014 shares of common stock, (ii) 3,752 shares of restricted stock, (iii) 18,000 of shares of performance accelerated restricted stock, (iv) 13,466 shares of performance-based restricted stock, and (v) 157,634 shares of common stock issuable upon the exercise of stock options.

(8)

Includes (i) 22,369 shares of common stock, (ii) 1,666 shares of restricted stock, (iii) 24,000 shares of performance-accelerated restricted stock, (iv) 10,033 shares of performance-based restricted stock, and (v) 18,667 shares of common stock issuable upon the exercise of stock options.

(9)

Includes (i) 3,230 shares of common stock owned individually by Mr. Tatham, (ii) 6,950 shares of common stock owned by Mr. Tatham's spouse, and (iii) 37,000 shares of common stock issuable upon the exercise of stock options. Mr. Tatham disclaims beneficial ownership as to the shares of common stock owned by his spouse.

(10)

Includes (i) 4,065 shares of common stock owned individually by Mr. Thomas, (ii) 11,119 shares of common stock owned by Sandringham Capital Services Corp., a company controlled by Mr. Thomas, (iii) 137,425 shares of common stock held by Marchoak, Inc., a company owned by Mayfront Trust, of which Mr. Thomas' spouse is one of four trustees, (iv) 3,594 shares of common stock held in trusts for the benefit of Mr. Thomas' children and for which he serves as co-trustee with his spouse, (v) 2,925 shares of common stock owned by Mr. Thomas' spouse, (vi) 23,256 shares of common stock owned by S.E.T. Holdings Corporation, a corporation controlled by Mr. Thomas' spouse, and (vii) 67,500 shares of common stock issuable upon the exercise of stock options. Mr. Thomas disclaims beneficial ownership as to the shares of common stock owned by his spouse, Marchoak, Inc., the trusts of which he and his spouse serve as trustees and S.E.T. Holdings Corporation.

(11)

Includes (i) 71,481 shares of common stock, (ii) 7,305 shares of restricted stock, (iii) 54,000 shares of performance accelerated restricted stock, (iv) 29,466 shares of performance-based restricted stock, and (v) 222,757 shares of common stock issuable upon the exercise of stock options.

(12)

Based on a Schedule 13G reporting ownership as of March 31, 2005 filed by Goodman & Company, Investment Counsel Ltd. (formerly Dynamic Mutual Funds Ltd.). Shares are held in certain accounts managed by Goodman & Company, Investment Counsel Ltd. (formerly Dynamic Mutual Funds Ltd.) acting as investment counsel and portfolio manager.

(13)	Based on a Schedule 13G/A reporting ownership as of December 31, 2004 filed by William Blair & Company, L.L.C.

(14)	Includes 2,002,478 shares of common stock issuable upon exercise of stock options.

PROPOSAL 1 --
ELECTION OF DIRECTORS

Information about the Nominees

          Six directors are to be elected at the annual meeting. The six nominees named below are currently serving as our directors and, based on the recommendation of the Nominating and Corporate Governance Committee, have been designated by the board of directors as nominees for election as directors, to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. In the event that any nominee is unable or unwilling to serve, discretionary authority is reserved to the persons named in the accompanying form of proxy to vote for substitute nominees. The board of directors does not anticipate that such an event will occur. Each director must be elected by a plurality of the votes cast.

          The names of the nominees for our board of directors and information about them are set forth below.

          E. Scott Beattie, age 46, has served as our chairman of the board of directors since April 2000, as our chief executive officer since March 1998 and as a director of the company (including the predecessor fragrance company) since January 1995. Mr. Beattie served as our president from April 1997 to March 2003, as our chief operating officer from April 1997 until March 1998 and as vice chairman of the board of directors and assistant secretary from November 1995 to April 1997. Mr. Beattie served as executive vice president of BCC Advisors, Inc. (formerly known as Bedford Capital Corporation), a Toronto, Canada-based merchant banking firm, from March 1995 to March 1998. Prior to co-founding BCC Advisors, Inc., Mr. Beattie served as vice president and director of mergers & acquisitions of Merrill Lynch, Inc., where he specialized in management buyouts and divestitures. Mr. Beattie was also a manager of Andersen Consulting, specializing in the design and implementation of enterprise resource planning systems. Mr. Beattie is a director of BCC Advisors, Inc. and Object Video, Inc., an information technology company. Mr. Beattie also is a director and a member of the executive committee of the Cosmetic, Toiletry & Fragrance Association, a director of the Fragrance Foundation, Inc. and a member of the advisory board of the Ivey Business School.

          J.W. Nevil Thomas, age 67, has served as our vice chairman of the board of directors since April 1997 and previously served as chairman of the board of directors of the company (including the predecessor fragrance company) from July 1992 to April 1997. Since 1970, Mr. Thomas has served as president and chief executive officer of Nevcorp, a financial and management consulting firm. Mr. Thomas is also chairman of the board of BCC Advisors, Inc., and a director of Reliable Life Insurance Company and Old Republic Insurance Company of Canada, non-public wholly-owned subsidiaries of Old Republic International Corporation, and a director of Templeton Growth Funds, Ltd., a publicly traded mutual fund managed by a wholly-owned subsidiary of Franklin Resources, Inc.

          Fred Berens, age 62, has served as a director since July 1992 (including the predecessor fragrance company). Mr. Berens has served as director, investments of Wachovia Securities, Inc. (formerly known as Prudential Securities, Inc.), an investment banking firm, since March 1965. Mr. Berens served as a director of our company, when it was known as Suave Shoe Corporation, until December 1994.

          Richard C.W. Mauran, age 71, has served as a director of the company since July 1992 (including the predecessor fragrance company). Mr. Mauran is a private investor and a director of BCC Advisors, Inc.

          Maura J. Clark, age 46, has served as a director of the company since August 2005. Since April 2005, Ms. Clark has been the senior vice president, North American Strategy and Mergers and Acquisitions of Direct Energy Services LLC, an energy and energy services provider in North America, a subsidiary of United Kingdom-based Centrica plc. From March 2003 to April 2005, Ms. Clark was an independent consultant providing strategic and corporate development services. From October 2000 to February 2003, Ms. Clark was a managing director at Goldman Sachs & Co., an investment banking firm. From August 1995 to September 2000, Ms. Clark served as the executive vice president, corporate development and chief financial officer for Premcor, Inc. (formerly known as Clark Refining & Marketing, Inc.), a petroleum refiner and marketer. Ms. Clark is a chartered accountant.

          William M. Tatham, age 46, has served as a director of the company since July 2001. Mr. Tatham has served as chief executive officer of XJ Partners, Inc., a Canada-based strategy consulting company, since September 2001. From November 2000 to June 2001, Mr. Tatham served as vice president and general manager of Siebel Systems, Inc., an eBusiness applications software company. From 1990 until its acquisition by Siebel Systems in November 2000, Mr. Tatham served as the president and chief executive officer of Janna Systems, Inc., a Canada-based software development company that Mr. Tatham founded. Mr. Tatham serves as executive chairman of Bycast, Inc., a Canada-based developer of grid computing storage solutions for medical imaging.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" EACH NOMINEE FOR DIRECTOR.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

          Federal securities laws require our directors, executive officers and persons who beneficially own more than ten percent of our common stock to file reports of initial ownership and reports of subsequent changes in ownership with the U.S. Securities and Exchange Commission (SEC) and to provide us copies of these reports. Specific due dates have been established and we are required to disclose any failure of these persons to file timely those reports during our fiscal year ended June 30, 2005. To the best of our knowledge, based solely upon a review of copies of reports furnished to us, filings with the SEC and written representations that no other reports were required, all of our directors, executive officers and ten percent or greater beneficial owners of our common stock made all such filings timely.

GOVERNANCE OF THE COMPANY

          Corporate Governance Guidelines and Principles. Our Corporate Governance Guidelines and Principles includes responsibilities and qualification standards of the members of our board of directors and is intended as a component of the flexible governance framework within which the board of directors, assisted by its committees, directs our affairs. The full text of our Corporate Governance Guidelines and Principles, as approved by the board of directors, are published on our website at www.elizabetharden.com, under the section "Corporate Information--Investor Information--Corporate Governance."

          The independent directors on the board of directors are required to meet regularly without members of management or other directors present in executive session, no less frequently than twice a year, and as otherwise determined by such directors. A majority of the board of directors is required to be independent directors as defined in the listing standards of the Nasdaq Stock Market, Inc. (Nasdaq) and the SEC rules. The board of directors has determined that every director, with the exception of Mr. Beattie, is independent under the Nasdaq and SEC rules.

          Shareholders are invited to communicate with the board of directors, individual members of the board or its committees by writing to: Secretary, Elizabeth Arden, Inc., 14100 N.W. 60th Ave, Miami Lakes, FL 33014.

          Code of Business Conduct. All our employees, officers and directors are required to abide by our Code of Business Conduct and adhere to the highest ethical standards in full compliance with all applicable laws and regulations and with the utmost integrity and honesty. The full text of the Code of Business Conduct, as approved by the board of directors, is published on our website, at www.elizabetharden.com, under the section "Corporate Information--Investor Information--Corporate Governance--Code of Business Conduct."

          Supplemental Code of Ethics. Our directors, the chief executive officer, the chief financial officer and the executive and finance officers are also required to comply with the Supplemental Code of Ethics for the Directors and Executive and Finance Officers. This Code of Ethics is intended to cover, among other things, the areas of ethical dealings on our behalf, or with us, avoidance and handling of conflict of interest situations and review of accounting matters, including disclosure controls and procedures and internal controls over financial reporting. Any violation of the Code of Ethics or any violation of law must be reported to the company's general counsel or the audit committee, which may be done anonymously, in accordance with the procedures set forth in the Code of Ethics and the Code of Business Conduct.

          The full text of this Code of Ethics, as approved by the board of directors, is published on our website, at www.elizabetharden.com, under the section "Corporate Information--Investor Information--Corporate Governance--Code of Ethics for Directors and Executive and Finance Officers." We intend to disclose future amendments to, or waivers from, the provisions of this Code of Ethics on our website.

Meetings and Committees of Our Board of Directors

          During the fiscal year ended June 30, 2005, the board of directors met 4 times and each director attended at least 75% of the total meetings of the board of directors and at least 75% of the total meetings of the committees of the board of directors on which such director served. During the fiscal year ended June 30, 2005, the board of directors had three committees - the audit committee, the compensation committee and the nominating and corporate governance committee.

          Directors are not required to attend our annual meetings of shareholders. At our 2004 annual shareholders meeting, Chairman E. Scott Beattie and former director George Dooley were present.

          The following table provides meeting information for these committees and current membership for each of the committees of the board of directors for our fiscal year ended June 30, 2005.

Director	Audit	Compensation	Nominating and Corporate Governance

Mr. Berens	X (1)	X (1)
Ms. Clark(2)	X		X
Mr. Mauran			X (1)
Mr. Thomas(3)		X	X
Mr. Tatham(4)	X	X

Total Meetings Held	4	1	0

(1)	Chairperson

(2)	Ms. Clark was appointed as director on August 9, 2005 following George Dooley's resignation and was appointed to the audit committee and the nominating and corporate governance committee.

(3)	On August 9, 2005, Mr. Thomas was named to the compensation committee and the nominating and corporate governance committee and is no longer on the audit committee.

(4)	On August 9, 2005, Mr. Tatham was named to the audit committee and is no longer on the nominating and corporate governance committee.

The Audit Committee.

          The audit committee oversees the quality and integrity of our accounting and financial reporting process, the adequacy of our internal controls, the audits of our financial statements, and carries out such other duties as directed by the board of directors. Its duties include, among others, the following: (1) selecting, negotiating the compensation, and overseeing the work, of the independent registered public accounting firm, including approving all auditing, audit-related and permitted non-audit services performed for us by the independent registered public accounting firm and reviewing their independence; (2) reviewing the planning and staffing of the audit; (3) investigating matters brought to the attention of the audit committee; (4) reviewing our financial reporting activities, including the annual and quarterly reports, the accounting principles, standards, policies and practices followed and the adequacy of our internal controls over financial reporting; (5) reviewing disclosures made to the audit committee, including the company filings with the SEC including reviewing and approving the disclosures relating to management's establishment of adequate internal controls and management's assessment of the effectiveness of such controls; (6) approving the audit committee report included in this proxy statement, and (7) reviewing the independent registered public accounting firm's certification and report on management's assessment of internal controls.

          This summary of the responsibilities of the audit committee, as approved by the board of directors, is qualified in its entirety by the more detailed information included in the audit committee charter, a copy of which is attached as Annex A to this proxy statement, and is also available on our website at www.elizabetharden.com, under the section "Corporate Information--Investor Information--Corporate Governance--Committee Charters--Audit Committee." In addition, a separate report of the audit committee is set forth below.

          Our board of directors has determined that Mr. Berens and Ms. Clark are "audit committee financial experts" for purposes of the SEC's rules and that all of the members of the audit committee are independent, as defined by the applicable Nasdaq rules.

The Compensation Committee.

          The compensation committee is responsible for the following: (1) establishing an overall compensation strategy and guidelines for employees, including making grants of restricted stock and stock option awards pursuant to stock incentive plans and cash bonus awards under our cash bonus plans; (2) reviewing and approving the compensation of our executive officers; and (3) administering the stock incentive plans, employee stock purchase plan and the cash bonus plans.

          This summary of the responsibilities of the compensation committee, as approved by the board of directors, is qualified in its entirety by the more detailed information included in the committee's charter, a copy of which is available on our website at www.elizabetharden.com, under the section "Corporate Information--Investor Information--Corporate Governance--Committee Charters--Compensation Committee." In addition, a separate report of the compensation committee is set forth below.

          The board of directors has determined that each of the members of the compensation committee is independent, as defined by the applicable Nasdaq rules.

The Nominating and Corporate Governance Committee.

          The nominating and corporate governance committee is responsible for recommending to the board of directors candidates for nomination for election or re-election by the shareholders, considering corporate governance issues and developing appropriate recommendations and policies for the board of directors regarding such matters.

          The nominating and corporate governance committee's assessment of members of the board of directors and its nominees includes issues of judgment, diversity, age, skills (such as understanding of relevant business experience, financial background, etc.), in the context of an assessment of the perceived needs of the board of directors at the time of assessment. The nominating and corporate governance committee considers recommendations for board of directors candidates submitted by shareholders, provided that the recommendations are made in accordance with the procedure required under our By-laws and described in this proxy statement under the heading "Shareholders' Proposals and Nominations Of Board Members For The 2006 Annual Meeting," using the same criteria it applies to recommendations from its committee, directors or members of management. Shareholders may submit recommendations by writing to the nominating and corporate governance committee as follows: Nominating and Corporate Governance Committee, c/o Secretary, Elizabeth Arden, Inc., 14100 N.W. 60th Ave, Miami Lakes, FL 33014. This summary of the responsibilities of the nominating and corporate governance committee is qualified in its entirety by the more detailed information included in the committee's charter, a copy of which is available on our website at www.elizabetharden.com, under the section "Corporate Information--Investor Information--Corporate Governance--Committee Charters--Nominating and Corporate Governance Committee."

          The board of directors has determined that the members of the nominating and corporate governance committee are independent in accordance with applicable Nasdaq rules.

DIRECTOR COMPENSATION

          The board of directors' general policy on director compensation is that compensation for non-employee directors should consist of both cash and equity-based compensation. Directors who are our employees (currently Mr. Beattie) are not paid for board service in addition to their regular employee compensation. For board service, non-employee directors receive an annual retainer of $25,000 and a fee of $1,000 for each meeting of our board of directors attended or a committee of the board attended on a date separate from a board meeting. In the event a committee meeting was on the same date as a board meeting, the board member received $500 for attending the committee meeting. An additional annual retainer of $3,500 is paid to the audit committee chairperson and $2,500 is paid to the compensation committee chairperson. Each non-employee director is granted an annual stock option award of 7,000 shares of our common stock under the Non-Employee Director Stock Option Plan upon their re-election to the board at our annual meeting of shareholders. Options awarded under this plan are exercisable three years after the date of grant, and the exercise price for each option is equal to the closing price of our common stock on the date of grant. The stock option awards are made in addition to the directors' annual cash retainers and meeting attendance fees.

          The following fees were paid to non-employee directors for board services during the fiscal year ended June 30, 2005: (i) Mr. Berens - retainer fees of $25,000, audit committee chairperson fees of $3,500, compensation committee chairperson fees of $2,500 and meeting attendance fees of $7,500; (ii) Mr. Thomas - retainer fees of $25,000 and meeting attendance fees of $6,000; (iii) Mr. Tatham - retainer fees of $25,000 and meeting attendance fees of $5,500; and (iv) Mr. Mauran retainer fees of $25,000 and meeting attendance fees of $4,000. The following fees were paid to the non-employee directors for services rendered during the five-month transition period ended June 30, 2004: (i) Mr. Berens - retainer fees of $10,416, audit committee chairperson fees of $1,458, compensation committee chairperson fees of $1,042 and meeting attendance fees of $6,500; (ii) Mr. Thomas - retainer fees of $10,416 and meeting attendance fees of $6,500; (iii) Mr. Tatham - retainer fees of $10,416 and meeting attendance fees of $4,500; and (iv) Mr. Mauran - retainer fees of $10,416 and meeting attendance fees of $4,000. In addition, non-employee directors (excluding Ms. Clark) received a grant of stock options for 7,000 shares of our common stock under our Non-Employee Director Stock Option Plan upon re-election to the board at the 2004 annual meeting of shareholders. These options will be exercisable on June 22, 2007, which is three years after the date of grant, and the exercise price for each option is equal to $20.55, which was the closing price of our common stock on the date of grant. In addition, members of the board of directors were reimbursed for all expenses incurred in connection with their activities as directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

          On June 2, 2004, our board of directors approved a change in fiscal year end from January 31 to June 30, effective as of June 30, 2004. The change was implemented to better reflect our business cycle and to enhance business planning relative to our customers' retail calendars. Accordingly, information is presented for the five-month transition period ended June 30, 2004 in addition to the three most recent fiscal years. The following table sets forth information concerning the compensation for the chief executive officer and each of our four highest compensated executive officers who were serving in that capacity at June 30, 2005 for the periods presented in which they served as executive officers:

Long-Term Compensation
		Annual Compensation			Awards
Name and Principal Position	Year (1)	Salary ($)	Bonus ($)	Other Annual Compensation ($)(2)	Restricted Stock Awards ($)		Securities Underlying Options (#) (3)	All Other Compensation ($)(4)

E. Scott Beattie Chairman and Chief Executive Officer	6/30/05 6/30/04 1/31/04 1/31/03	662,500 262,500 569,333 413,333	546,563 111,719 495,000 187,500	2,015 763 3,766 394	2,580,111 935,316 499,144 929,890	(5) (6) (7) (8)	-- 71,300 75,600 135,000	15,259 9,287 16,309 19,990

Paul F. West President and Chief Operating Officer	6/30/05 6/30/04 1/31/04 1/31/03	456,250 179,167 391,667 345,833	326,219 67,031 286,000 113,750	1,420 525 2,999 525	1,285,819 490,368 246,232 451,871	(5) (6) (7) (8)	-- 37,100 36,960 65,000	13,777 9,005 14,866 13,082

Jacobus A.J. Steffens Executive Vice President and General Manager - International(9)	6/30/05 6/30/04	390,845 143,534	215,129 44,375	80,697 24,580	560,800 140,400	(5) (6)	-- 11,000	47,579 17,603

Stephen J. Smith Executive Vice President and Chief Financial Officer	6/30/05 6/30/04 1/31/04 1/31/03	342,500 139,167 321,833 305,000	188,375 38,958 175,500 166,800	-- -- -- --	436,317 228,399 123,449 281,735	(5) (6) (7) (8)	-- 16,900 18,000 40,000	9,085 7,656 9,964 11,033

Ronald L. Rolleston Executive Vice President, Global Marketing	6/30/05 6/30/04 1/31/04 1/31/03	308,750 125,167 292,500 287,500	169,813 34,948 158,490 117,083	1,197 470 3,036 393	575,766 151,188 70,514 280,483	(5) (6) (7) (8)	-- 11,000 10,000 40,000	11,264 8,933 12,623 12,917

(1)

The amounts shown for "6/30/05," "1/31/04," and "1/31/03" are for the fiscal years ended June 30, 2005, January 31, 2004 and 2003, respectively. The amounts shown for "6/30/04" are for the five-month transition period ended June 30, 2004.

(2)

During the fiscal year ended June 30, 2005, the five-month transition period ended June 30, 2004 and the fiscal years ended January 31, 2004 and 2003, respectively, the named executives were reimbursed for the following amounts of taxes incurred as a result of the payment of executive disability insurance premiums: (i) E. Scott Beattie - $2,015, $763, $3,766 and $394; (ii) Paul F. West - $1,420, $525, $2,999 and $525; and (iii) Ronald L. Rolleston - $1,197, $470, $3,036 and $393. With the exception of Mr. Steffens, the amounts reflected in the above table do not include any other amounts for perquisites and other personal benefits, as permitted by the rules of the SEC, as such benefits and perquisites did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus. The amounts reported for Mr. Steffens that represent at least 25% of the total amount of Other Annual Compensation and are required to be reported separately under SEC rules are: secondary school tuition for Mr. Steffen's children ($47,937 in the fiscal year ended June 30, 2005 and $9,247 in the five-month transition period ended June 30, 2004) and an automobile allowance ($16,190 in the fiscal year ended June 30, 2005 and $6,746 in the five-month transition period ended June 30, 2004).

(3)

Stock option grants awarded during the five-month transition period ended June 30, 2004 and the fiscal years ended January 31, 2004 and 2003, respectively, were for performance during the fiscal year ended January 31, 2004, 2003 and 2002, respectively.

(4)

Amounts consist of matching payments made by us under our 401(k) plan (other than Mr. Steffens), pension plan contributions made by us (in the case of Mr. Steffens), and term life insurance premiums and disability insurance premiums paid or reimbursed by us. For the fiscal year ended June 30, 2005, these amounts were as follows:

Name	401(k) Match($)	Pension Plan Contribution($)		Life Insurance($)	Disability Insurance($)

E. Scott Beattie	8,600	--		1,152	5,507
Paul F. West	8,600	--		1,152	4,025
Stephen J. Smith	7,292	--		1,043	750
Ronald L. Rolleston	6,642	--		947	3,676
Jacobus A. J. Steffens	--	44,947	*	--	2,632

For the five-month transition period ended June 30, 2004, these amounts were as follows:

Name	401(k) Match($)	Pension Plan Contribution($)		Life Insurance($)	Disability Insurance($)

E. Scott Beattie	6,470	--		510	2,307
Paul F. West	6,805	--		510	1,690
Stephen J. Smith	6,885	--		447	325
Ronald L. Rolleston	6,990	--		403	1,540
Jacobus A. J. Steffens	--	16,506	*	--	1,097

*	The pension plan also provides benefits to Mr. Steffens and his family in the event of his death or disability.

(5)

During the fiscal year ended June 30, 2005, we granted two types of restricted stock to certain of the named executives: (a) market-based restricted stock (MBRS) on March 22, 2005, which is subject to vesting three, four, five or six years from the date of grant if the company's total shareholder return exceeds the total shareholder return of the Russell 2000 Index over the respective three, four, five or six-year period; and (b) restricted stock on May 13, 2005, which is due to vest one year from the date of grant and was granted to all of our short-term incentive program participants that are based in the United States and Puerto Rico. Shares of both MBRS and restricted stock vest only if the employee is still employed by us on the vesting date (with limited exceptions), and the shares are eligible for the payment of dividends, if the board of directors were to declare dividends on our common stock.

During the fiscal year ended June 30, 2005, we granted: (i) Mr. Beattie - 108,800 shares of MBRS and 1,799 shares of restricted stock; (ii) Mr. West - 54,000 shares of MBRS and 1,145 shares of restricted stock; (iii) Mr. Smith - 18,000 shares of MBRS and 752 shares of restricted stock; (iv) Mr. Rolleston - 24,000 shares of MBRS and 715 shares of restricted stock; and (v) Mr. Steffens - 24,000 shares of MBRS.

Amounts represent the dollar value of the restricted stock granted during the fiscal year ended June 30, 2005, determined by multiplying the total number of shares of restricted stock granted to the named executives on the dates of such grants by the respective closing prices of our common stock on those grant dates.

The following amounts represent the dollar value of the aggregate restricted stock held by the named executives as of the fiscal year ended June 30, 2005, determined by multiplying the total number of shares of restricted stock held by the closing price of our common stock on June 30, 2005: (i) Mr. Beattie had 165,449 shares of restricted stock (valued at $3,869,852); (ii) Mr. West had 83,305 shares of restricted stock (valued at $1,948,504); (iii) Mr. Smith had 31,752 shares of restricted stock (valued at $742,679); (iv) Mr. Rolleston had 32,881 shares of restricted stock (valued at $769,087); and (v) Mr. Steffens had 32,166 shares of restricted stock (valued at $752,363).

(6)

During the five-month transition period ended June 30, 2004, we granted two types of restricted stock to certain of the named executives: (a) performance-based restricted stock (PBRS) on March 10, 2004, which is subject to vest in equal thirds over a three-year period but only if the company achieves a cumulative annualized increase in earnings per share of 10%, excluding any one-time or extraordinary events, and after giving effect to any stock splits or other recapitalizations, for the fiscal year periods ending June 30, 2005, 2006 and 2007 compared to the prior fiscal year; and (b) restricted stock on February 13, 2004, which is due to vest one year from the date of grant and was granted to all our short-term incentive program participants that are based in the United States and Puerto Rico. Shares of both PBRS and restricted stock vest only if the employee is still employed by us on the vesting date (with limited exceptions), and the shares are eligible for the payment of dividends, if the board of directors were to declare dividends on the common stock. During the five-month transition period ended June 30, 2004, we granted: (i) Mr. Beattie - 42,250 shares of PBRS and 1,255 shares of restricted stock; (ii) Mr. West - 22,000 shares of PBRS and 838 shares of restricted stock; (iii) Mr. Smith - 10,000 shares of PBRS and 685 shares of restricted stock; (iv) Mr. Rolleston - 6,500 shares of PBRS and 596 shares of restricted stock; and (v) Mr. Steffens - 6,500 shares of PBRS.

Amounts represent the dollar value of the restricted stock granted during the five-month transition period ended June 30, 2004, determined by multiplying the total number of shares of restricted stock granted to the named executives on the dates of such grants by the respective closing prices of our common stock on those grant dates.

(7)

During the fiscal year ended January 31, 2004, we granted restricted stock to each of the named executives on two different dates. On June 25, 2003, we granted restricted stock to the named executives in the following amounts: (i) Mr. Beattie -37,800 shares; (ii) Mr. West - 18,480 shares; (iii) Mr. Smith - 9,000 shares; (iv) Mr. Rolleston - 5,000 shares; and (v) Mr. Steffens - 5,000 shares. These grants of restricted stock vest in thirds over a three-year period from the date of grant. In addition, we also granted on April 21, 2003 restricted stock to all regular, full-time employees based in the United States and Puerto Rico which vested on April 21, 2004, including grants to the named executives as follows: (i) Mr. Beattie - 611 shares; (ii) Mr. West - 515 shares; (iii) Mr. Smith - 597 shares; and (iv) Mr. Rolleston - 521 shares. Grants of restricted stock vest only if the employee is employed by us on the vesting date (with limited exceptions), and the shares are eligible for the payment of dividends, if the board of directors were to declare dividends on our common stock.

Amounts represent the dollar value of the restricted stock granted during the fiscal year ended January 31, 2004, determined by multiplying the total number of shares of restricted stock granted to the named executives on the dates of such grants by the respective closing prices of our common stock on those grant dates.

(8)

During the fiscal year ended January 31, 2003, we granted two types of restricted stock to each of the named executives: (a) performance accelerated restricted stock (PARS) on March 22, 2002, which vested on March 22, 2005 as the company's total shareholder return exceeded the median total shareholder return of the companies comprising the Russell 2000 Index by over 116% as compared to an approximate 35% increase for the Russell 2000 Index since the PARS grant date resulting in an award of a new grant of PARS on March 22, 2005; and (b) restricted stock on March 21, 2002 and September 3, 2002, which was due to vest one year from the date of grant and was granted to all our regular, full-time employees based in the United States and Puerto Rico. Shares of both PARS and restricted stock vest only if the employee is still employed by us on the vesting date (with limited exceptions), and the shares are eligible for the payment of dividends, if the board of directors were to declare dividends on the common stock.

During the fiscal year ended January 31, 2003, we granted: (i) Mr. Beattie - 81,000 shares of PARS and 1,210 shares of restricted stock; (ii) Mr. West - 39,000 shares of PARS and 996 shares of restricted stock; (iii) Mr. Smith - 24,000 shares of PARS and 983 shares of restricted stock; (iv) Mr. Rolleston - 24,000 shares of PARS and 861 shares of restricted stock; and (v) Mr. Steffens 15,000 shares of PARS.

Amounts represent the dollar value of the restricted stock granted during the fiscal year ended January 31, 2003, determined by multiplying the total number of shares of restricted stock granted to the named executives on the dates of such grants by the respective closing prices of our common stock on those grant dates.

(9)	Mr. Steffens was named an executive officer of the company on March 10, 2004.

Option Grants In Last Fiscal Year and the Five-Month Transition Period.

          The following table sets forth information concerning stock options granted during the five-month transition period ended June 30, 2004 to the named executives:

	Individual Grants

Name	Number of Securities Underlying Options Granted(#)(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)(2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term($)(3)
					5%	10%

E. Scott Beattie	71,300	19.6%	21.60	3/10/14	968,548	2,454,491
Paul F. West	37,100	10.2%	21.60	3/10/14	503,971	1,277,161
Stephen J. Smith	16,900	4.6%	21.60	3/10/14	229,572	581,780
Ronald L. Rolleston	11,000	3.0%	21.60	3/10/14	149,425	378,673
Jacobus A.J. Steffens	11,000	3.0%	21.60	3/10/14	149,425	378,673

(1)

The options vest in equal thirds over a three-year period on the anniversary date of the grant if the employee is still employed by us at that time (with limited exceptions) unless there is a change in control, in which case the option vests immediately.

(2)	The exercise price of the options granted was based upon the closing price of our common stock on the date of grant.

(3)

Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration dates. Hypothetical gains are calculated based on rules promulgated by the SEC and do not represent an estimate by us of our future stock price growth. This table does not take into account any appreciation in the price of our common stock to date. Actual gains, if any, on option exercises and common stock holdings are dependent on the timing of those exercises and the future performance of the common stock. There can be no assurances that the rates of appreciation assumed in this table can be achieved, or that the amounts reflected would be received by the named executives.

          No stock options were granted to the named executives during the fiscal year ended June 30, 2005.

Aggregated Option Exercises in Last Fiscal Year and Five-Month Transition Period and Fiscal Year-End and Five-Month Transition Period Option Values.

          The following table sets forth certain information concerning options exercised by the named executives during the fiscal year ended June 30, 2005 and the five-month transition period ended June 30, 2004 and unexercised options held by the named executives at June 30, 2005 and June 30, 2004:

Fiscal Year Ending June 30, 2005

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at June 30, 2005 Exercisable / Unexercisable	Value of Unexercised In-the-Money Options at June 30, 2005 ($) Exercisable / Unexercisable (2)

E. Scott Beattie	98,400	1,434,400	1,024,167 / 72,733	10,807,283 / 345,904
Paul F. West	75,000	1,175,492	222,757 / 37,053	2,574,075 / 171,784
Stephen J. Smith	--	--	157,634 / 17,266	1,139,685 / 82,266
Ronald L. Rolleston	5,079	63,361	111,084 / 10,666	1,320,082 / 47,623
Jacobus A.J. Steffens	38,333	343,405	18,667 / 10,666	176,063 / 47,623

(1)	Value is based on the difference between the option exercise price and the closing price of the common stock on the date of exercise multiplied by the number of shares underlying the option.

(2)	Value is based on the difference between the option exercise price and the closing price of the common stock on June 30, 2005 multiplied by the number of shares underlying the option.

Five-Month Transition Period Ending June 30, 2004

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at June 30, 2004 Exercisable / Unexercisable	Value of Unexercised In-the-Money Options at June 30, 2004 ($) Exercisable / Unexercisable (2)

E. Scott Beattie	50,000	562,750	1,028,600/ 166,700	9,046,086 / 840,150
Paul F. West	25,000	374,025	251,404 / 83,406	2,717,210 / 407,497
Stephen J. Smith	--	--	132,667 / 42,233	594,937 / 225,463
Ronald L. Rolleston	--	--	95,830 / 30,999	970,556 / 182,791
Jacobus A.J. Steffens	--	--	41,667 / 25,999	339,410 / 134,241

(1)	Value is based on the difference between the option exercise price and the closing price of common stock on the date of exercise multiplied by the number of shares underlying the option.

(2)	Value is based on the difference between the option exercise price and the closing price of common stock on June 30, 2004 multiplied by the number of shares underlying the option.

Equity Compensation Plan Information.

          The following table sets forth information concerning common stock authorized for issuance under compensation plans of the company at June 30, 2005:

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)

Equity compensation plans approved by security holders	3,221,194	$13.65	1,932,691
Equity compensation plans not approved by security holders	--	--	--

Total	3,221,194	$13.65	1,932,691

Employment Contracts and Termination of Employment and Change in Control Arrangements.

          None of our executive officers have employment contracts. In March 2002, the compensation committee of the board recommended, and the board approved, a severance and change in control arrangement for senior executives, including the named executives. Under the arrangement, the executive receives severance benefits, based on his or her position and responsibility, in the event the executive's employment is terminated without "cause" and is not the result of a resignation or death. Currently, the severance benefit for the named executives is as follows: (a) Mr. Beattie, 24 months of base salary; (b) Mr. West, 18 months of base salary; (c) Mr. Smith, 24 months of base salary plus preceding year's bonus; (d) Mr. Rolleston, 12 months of base salary; and (e) Mr. Steffens, 12 months of base salary and par bonus.

          Under the change in control arrangement, a severance benefit is paid to senior executives based on a "base amount" in the event there is an actual or constructive termination of employment (e.g., decrease in pay or job responsibility) following a change in control, except as noted below. "Base amount" is the average salary plus average bonus the executive has received over the most recent five-year period. The monthly base amount is the base amount divided by twelve. Currently, the severance benefit due to a change in control for the named executives is as follows: (a) Mr. Beattie, 35.88 months of monthly base amount; (b) Mr. West, 24 months of monthly base amount; (c) Mr. Smith, 24 months of base salary plus preceding year's bonus; (d) Mr. Rolleston, 18 months of monthly base amount; and (e) Mr. Steffens, 12 months of base salary and par bonus.

Compensation Committee Interlocks and Insider Participation.

          All members of the compensation committee of the board of directors during the fiscal year ended June 30, 2005 and the five-month transition period ended June 30, 2004 were independent directors and none of them were employees or former employees of the company. During the fiscal year ended June 30, 2005 and the five-month transition period ended June 30, 2004, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officers served on the compensation committee of our board of directors.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overview of Compensation Philosophy and Program

          Elizabeth Arden's executive compensation program consists of base salaries, short-term incentive cash payments and long-term incentive compensation. All of the components of executive compensation are designed to facilitate fulfillment of our compensation objectives, which include:

—	providing market-competitive compensation to attract, retain and motivate key management personnel;

—	relating management compensation to the achievement of company goals and performance; and

—	aligning the interests of management with those of the company's shareholders.

          The determination of the total compensation package for the company's chief executive officer, president and chief operating officer, senior executives (which includes senior vice presidents and above) and other key employees eligible to participate in the company's short-term and long-term incentive programs was made after reviewing and considering a number of factors, including achievement of company goals and the individual's contribution to the achievement of those goals, job responsibility, level of individual performance, compensation levels at competitive companies, as well as at companies of a similar size and type, and the company's historical compensation levels. Except for short-term incentive cash payments, which were based this past fiscal year on the achievement of company financial performance targets, the compensation decisions for performance for the fiscal year ended June 30, 2005 and the five-month transition period ended June 30, 2004 were based upon an overall review of all of the relevant factors without giving specific weight to any one factor.

Evaluation of Compensation Strategy and Programs

          As we have done on an annual basis since 2002, the compensation committee, with assistance from Mercer Human Resource Consulting, a global compensation and benefits consulting firm, evaluated the company's existing compensation strategy for all employees eligible to participate in the company's short-term and long-term incentive programs to ensure that the strategy and programs continue to accomplish the company's objectives.

          After a review of market conditions and competitive practices, we determined that the compensation strategy previously adopted is still appropriate and, in many ways, established compensation practices that are now being adopted by other companies as best practices (e.g., the use of performance-based restricted stock, the establishment of stock ownership guidelines for executives and the institution of other pay for performance compensation plans). In accordance with that strategy, we intend to target base salaries below market median levels for the chief executive and chief operating officers of the company and at market median levels for the other senior executives and key employees. Total cash compensation, which includes base salary and bonus, was targeted at levels that are somewhat above the market median for the company's senior executives, excluding its chief executive and chief operating officers, while total cash compensation levels for the chief executive and chief operating officers have been targeted at slightly lower levels due to our desire to place their primary compensation emphasis on long-term incentives. Cash bonus and long-term incentive compensation for the company's senior executives is still tied significantly to company financial performance underscoring the company's primary business strategy of maximizing shareholder value.

          Consistent with this compensation strategy, we have adopted a general framework for the annual determination of the various components of the compensation for all employees eligible to participate in the company's short-term and long-term incentive programs. In general, short-term incentive payments (e.g., cash bonuses) and long-term incentive grants (e.g., stock options and performance-based restricted stock grants) will be determined as a percentage of base salary, with variances based on level of responsibility, individual performance and market conditions.

Short-Term Incentive Program

           The company's short-term incentive program consists of cash bonuses and is designed to motivate and reward eligible employees for both company and individual performance. The incentive program is designed to result in incentive payments below the market median when company performance is below targets, and incentive payments above the market median when company performance exceeds targets; provided that if company performance falls below certain thresholds no cash bonuses will be paid even if individual performance targets are achieved. Short-term incentive program payouts are determined, in most cases, based upon the achievement of two types of performance objectives: company performance targets and individual key performance indicators. Generally, senior executives have a greater percentage of their bonuses tied to company performance than individual performance in comparison with the other eligible key employees. The short-term incentive opportunities of the company's chief executive officer and chief operating officer are based 100% upon company performance. The maximum short-term incentive payout opportunity for any eligible employee is two times base salary, but in no event more than $3,000,000.

          During the year ended June 30, 2006 and thereafter, the short-term incentive program will consist of two cash bonus plans: (i) 2005 Management Bonus Plan (the management plan), and (ii) the 2005 Performance Bonus Plan (the performance plan). The management plan ties cash bonuses for the senior executives solely to the achievement of company performance targets established within 90 days of the beginning of the fiscal period. Accordingly, cash bonuses paid under this plan are intended to be exempt from the limits set forth under section 162(m) of the Internal Revenue Code of 1986, as amended, (the Code) and thus are deductible by the company for tax purposes. To that end, as part of this proxy statement, the company's board of directors is recommending that shareholders approve the management plan. Cash bonus awards under the performance plan are based on the achievement of various individual key performance indicators or other business criteria or completion of certain projects that benefit the company. Under the management plan relating to company performance for the fiscal year ending June 30, 2006, we established EBITDA (defined as the company's net income plus the provision for income taxes (or net loss less the benefit from income taxes), plus interest expense, plus depreciation and amortization expense) and earnings per diluted share targets (absent one-time or extraordinary charges) as the criteria to be used in determining cash bonus awards.

          In determining short-term incentive program bonuses for performance during the fiscal year ended June 30, 2005, the company's board of directors determined that, because of the change in fiscal year end in June 2004, and the resulting impact on the budgeting and planning process, it was more appropriate to base all short-term cash incentive program awards solely on the achievement of company performance targets as opposed to individual key performance indicators or other business criteria. The factors used for the measurement of such company performance was the achievement of EBITDA and earnings per diluted share targets, adjusted to exclude the impairment charge associated with the anticipated sale of the Miami Lakes facility. Excluding this charge, the company exceeded its targeted EBITDA and earnings per diluted share target for the fiscal year ended June 30, 2005. Accordingly, pursuant to the terms of the company's short-term incentive program, eligible participants received payouts equal to 110% of the their par bonus potentials for the fiscal year ended June 30, 2005.

          In connection with the company's change in fiscal year end in June 2004, we recommended and the board of directors approved a bonus program for the five-month transition period ended June 30, 2004 (the transition period bonus) that allowed all employees eligible to participate in the company's short-term incentive programs to earn up to 5/12ths of their then current par bonus potential. The sole performance measure used to determine whether and to what extent eligible participants received the transition period bonus was the company's achievement of the EBITDA target established by the board of directors for the five-month transition period ended June 30, 2004. Based upon the company's performance during the five-month transition period ended June 30, 2004, the transition period bonus payouts in August 2004 approximated 55% of each of the participant's transition period bonus potential.

Long-Term Incentive Programs

          Based on Mercer Human Resource Consulting's analysis of the long-term incentive programs of companies that were of a similar size, or type or from a similar industry, as the company, including other consumer product companies, we have determined that the company should lower its targeted annualized level of stock incentive grants (i.e., run rate) from 3.00% to approximately 2.75% of common shares outstanding (including outstanding restricted stock grants).

          In addition to lowering the targeted annualized run rate of stock incentive grants, we also determined that it was appropriate to change the mix of long-term incentive compensation. For the company's senior executives, we are now targeting an approximate equal value mix of stock options, performance-based restricted stock and market-based restricted stock as compared to the 40%, 40% and 20% mix, respectively, that was used in prior years. For eligible key employees that are not receiving market-based restricted stock grants, we are now targeting a mix of 60% performance-based restricted stock and 40% stock options for long-term incentive awards, as compared to the approximate equal value mix between these two forms of compensation previously used. We believe that the increased use of performance-based restricted stock appropriately aligns the company's management team's interests with those of the company's shareholders in that it requires the achievement of pre-established company performance criteria as a condition to the vesting of those shares. We used this revised approach in determining the appropriate number and type of long-term incentive grants to be awarded for performance during the fiscal year ended June 30, 2005 and the five-month transition period ended June 30, 2004.

          On March 22, 2002, the company granted shares of performance accelerated restricted stock which were due to vest six years from the date of grant unless the company's total shareholder return exceeded that of the median of the companies comprising the Russell 2000 Index over a three, four or five year period from the date of grant, in which case the restricted stock would vest at that time and a new grant would be triggered. Because the company's stock price increased by 116% over the three-year period from the date of grant as compared to an approximate 35% increase in the total shareholder return of the median companies comprising the Russell 2000 Index, on March 22, 2005 the performance accelerated restricted stock granted in March 2002 vested and a new grant was triggered.

          Accordingly, on March 22, 2005, we authorized the grant of 423,800 shares of market-based restricted stock to the company's senior executives, including 228,800 to the named executives set forth in the Summary Compensation Table included in this Proxy Statement, on substantially similar terms to the performance accelerated restricted stock. Unlike the March 2002 grant; however, we added the condition that the market-based restricted stock only will vest if the company's total shareholder return surpasses the total shareholder return of the Russell 2000 Index over a three, four, five or six-year period from the date of grant. If the company's total shareholder return does not exceed that of the Russell 2000 Index over that six-year period, the shares will be forfeited. Consistent with the approach used in March 2002 for the grant of the performance accelerated restricted stock, the market-based restricted stock grants are front-loaded to provide approximately four years worth of target awards because of the variable nature of the vesting (i.e., three to six years from the date of grant).

          On August 10, 2005, in recognition of corporate performance for the year ended June 30, 2005 and consistent with the lower targeted run rate we adopted, we authorized, and the board approved, the grant of stock incentives to all employees eligible to participate in the company's short-term and long-term incentive programs in an aggregate amount of 623,000 shares, consisting of: (i) approximately 424,000 shares in the form of stock options, including 147,300 shares to the named executives, and (ii) approximately 199,000 shares in the form of performance-based restricted stock, including 63,900 shares to the named executives. The stock options are due to vest over three years in thirds after each succeeding year from the date of grant, assuming the person receiving the grant is employed by the company at the time of vesting. The exercise price of those stock options is $23.40 per share, which was the closing price of the company's common stock on the date of grant. The options expire ten years from the date of grant.

          The performance-based restricted stock granted in August 2005 will vest as to one third of the stock awarded on the second anniversary of the date of grant and the remaining two thirds on the third anniversary of the date of grant, but only if the person receiving the grant is employed by the company at the time of vesting and the company achieves a cumulative average annualized increase in earnings per diluted share of 10%, excluding any one-time or extraordinary events, and after giving effect to any stock splits or other recapitalizations, over the applicable measurement periods.

          The amount and allocation of individual stock incentive grants relative to performance in the fiscal year ended June 30, 2005 and the five-month transition period ended June 30, 2004 were set by us for all executive officers and were set by them, consistent with the guidelines established by the compensation committee, for all other employees eligible to participate in the company's long-term incentive programs based on a number of factors, including job responsibilities, individual performance and market conditions.

Stock Ownership Requirements

          In 2002, we established stock ownership requirements for all of the company executives at the level of senior vice president and above, and we required the executives to comply in stages over five years. The full ownership requirements range from one times base salary for senior vice presidents to five times base salary for the chief executive officer. The company's chief executive officer already complies with the full ownership requirements and all of the company's remaining named executives comply with the 50% ownership requirement required at this time. The ownership guidelines may be reviewed from time to time to ensure market competitiveness and to reflect appropriate market conditions.

Chief Executive Officer Compensation

          One of our responsibilities includes reviewing and establishing the compensation of the company's chief executive officer. In connection with our review of executive compensation this year, we asked Mercer to update the analysis of chief executive officer compensation it conducted last year. In addition, we asked Mercer to measure the company's performance compared to a peer group of consumer product and beauty companies (the peer group) to assist us in determining if the pay of our chief executive officer was appropriately linked to performance.

          Based on the updated review of market data and the analysis of the pay-and-performance linkage, we determined that the base salary of the company's chief executive officer, E. Scott Beattie, was below market levels and that an increase in his base pay would be appropriate in light of the performance of both Mr. Beattie and the company. Specifically, the median base salary for chief executive officers, based on a salary survey of the peer group is approximately $750,000 and, based on a salary survey of a broader group of similarly situated executives, is approximately $800,000. Thus, Mercer determined that a base salary midpoint of $704,000 equates to approximately the 45th percentile of chief executive officer base pay, which is consistent with our strategy to pay slightly less than market salaries to the company's chief executive officer and chief operating officer. As a result of the survey results and considering the company's strong operating performance during fiscal 2005 and Mr. Beattie's leadership and involvement in the company's successful brand launches, new licenses and operational savings initiatives, we determined that an increase in Mr. Beattie's base salary from $650,000 to $700,000 is appropriate for fiscal 2006. We also determined, based on market survey results, that an increase in Mr. Beattie's par bonus potential from 75% to 85% of his base annual salary is appropriate.

          Taking into account the decreased stock incentive run rate and revised long-term incentive mix we adopted for fiscal 2005 and Mr. Beattie's performance during the past fiscal year, on March 22, 2005, we granted him an award of 108,800 shares of market-based restricted stock upon vesting of the performance accelerated restricted stock granted on March 22, 2002, and on August 10, 2005, we granted Mr. Beattie an option to purchase 65,600 shares of common stock and an award of 29,800 shares of performance-based restricted stock, the terms of which are identical to those set forth above for the other senior executives and key employees that received these stock incentive grants. In addition, as was the case with all other short-term incentive program participants, Mr. Beattie earned a cash bonus that equates to 110% of his par bonus potential for fiscal 2005 performance, which resulted in a bonus payment of $546,563, and a 55% payout of his par bonus potential for the five-month transition period ended June 30, 2004, which resulted in a bonus payment of $111,719.

Fred Berens (Chairman)
William M. Tatham

PERFORMANCE GRAPH

          The following performance graph data and table compare the cumulative total shareholder returns, including the reinvestment of dividends, on our common stock with the companies in the Russell 2000 Index and a market-weighted index of publicly traded peer companies for the 65 month period from January 31, 2000 through June 30, 2005 (in June 2004, we changed our fiscal year end from January 31 to June 30). The peer group is a good representation of consumer products and beauty companies with similar market capitalizations and/or products as our company. The publicly traded companies in the peer group are Avon Products, Inc., Chattem, Inc., The Estee Lauder Companies, Inc., Inter Parfums, Inc. and Revlon, Inc. The graph and table assume that $100 was invested on January 31, 2000 in each of the Russell 2000 Index and the peer group and our common stock, and that all dividends were reinvested. Our common stock is listed on The Nasdaq National Market under the symbol "RDEN."

	January 31,					June 30,
	2000	2001	2002	2003	2004	2005*

Elizabeth Arden, Inc.	100.00	204.82	154.77	187.06	311.69	359.85
Russell 2000 Index	100.00	103.69	99.96	78.10	123.41	138.20
Peer Group	100.00	107.19	115.81	117.38	154.94	180.60

*

As a result of the change in fiscal year end, the measurement point from January 1, 2004 to June 30,
2005 covers a period of 17 months which includes the our five-month transition period from January
1, 2004 through June 30, 2005 and the fiscal year period from July 1, 2005 through June 30, 2005.

PROPOSAL 2 --

APPROVAL OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION TO ELIMINATE THE SERIES D CONVERTIBLE PREFERRED STOCK AND REINSTITUTE THE BOARD'S AUTHORITY TO DETERMINE THE DESIGNATIONS, PREFERENCES, LIMITATION AND OTHER RIGHTS OF THE SERIAL PREFERRED STOCK.

          Our board of directors has approved a resolution, subject to shareholder approval, amending and restating our amended and restated articles of incorporation to delete the existing Article III and replace it with a new Article III. The new Article III deletes the Series D convertible preferred stock, $.01 par value per share (the Series D convertible preferred stock) and reinstitutes our board of directors ability to authorize, from time to time, the issuance of shares of serial preferred stock in one or more series, and to determine the designations, preferences, limitations and relative or other rights of the serial preferred stock or any series thereof (the blank check authority).

          We issued the Series D convertible preferred stock to an affiliate of Unilever as part of the purchase price for the January 2001 acquisition of the Elizabeth Arden business. All of the outstanding Series D convertible preferred stock were converted into shares of our common stock by an affiliate of Unilever and sold in public offerings in October 2003 and June 2004.

          The amended and restated articles of incorporation currently authorize the issuance of 3,428,571 shares of serial preferred stock, par value $.01 per share (the serial preferred stock), none of which are issued or outstanding. In connection with the amendment to our amended and restated articles of incorporation associated with the authorization and issuance of the Series D convertible preferred stock in 2001, the blank check authority was removed. The company is seeking the blank check authority to give the board of directors flexibility to issue serial preferred stock without further shareholder approval as permitted by Florida law. The serial preferred stock will be available for future acquisitions of assets and businesses, financing opportunities and other corporate purposes. By having the blank check authority with respect to the serial preferred stock for such purposes, the board of directors will have the ability to issue serial preferred stock without the delay and costs inherent in holding a special shareholders' meeting. This will permit the company to react quicker to corporate business opportunities. The company has no immediate plans, arrangements, commitments or understandings with respect to the issuance of any of the serial preferred stock that would be authorized by the proposed amendment.

          The serial preferred stock will be available for issuance from time to time without further action by the shareholders. The issuance of a new series of serial preferred stock, to the extent convertible into common stock, could result in the dilution of a shareholder's interest in the company.

          We have not proposed the blank check authority with the intention of using the serial preferred stock for anti-takeover purposes, although we could theoretically use the serial preferred stock to make it more difficult or to discourage an attempt to acquire control of the company.

          The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote and represented at the annual meeting is required for the adoption of the amended and restated articles of incorporation. If approved, Proposal 2 will become effective upon the filing of the amended and restated articles of incorporation with the Secretary of State of Florida and acceptance thereof, which is expected to occur as soon as practicable following the annual meeting of shareholders.

          The text of the proposed amended and restated articles of incorporation is set forth in Annex B.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION.

PROPOSAL 3 --

APPROVAL OF THE
2005 MANAGEMENT BONUS PLAN

          We are requesting that the shareholders vote in favor of the approval of the 2005 Management Bonus Plan, which was adopted by the board of directors on August 10, 2005, subject to shareholder approval. The adoption of the management plan is consistent with, and will allow for the implementation of the compensation strategy and programs adopted by the board of directors of the company as recommended by its global compensation and benefits consulting firm, Mercer Human Resource Consulting, and links a large component of executive cash bonus compensation to company financial performance and shareholder return. Because the management plan only provides company performance-based compensation, the company will be able to deduct, for U.S. federal tax purposes, bonuses paid to certain executive officers under the plan if the management plan is approved by the shareholders of the company. We believe our compensation strategy and programs are consistent with best practices and link employee compensation to the performance of the company and shareholder return. We firmly believe that a bonus tied to company performance objectives is a necessary and powerful employee incentive and retention tool that benefits all of our shareholders. Failure to approve the management plan will not prevent the company from paying bonuses to executive officers; it just would limit the company's ability to deduct them under the Code.

Summary of the 2005 Management Bonus Plan

          The following summary of the management plan is qualified in its entirety by reference to the full text of such plan, which is attached to this proxy statement as Annex C.

          Purpose. The management plan is intended to provide cash incentives which will attract, retain and motivate highly competent persons as executive officers of our company and its subsidiaries and affiliates (the participants), on the basis of performance goals established for them under the management plan and to ensure that cash bonus payments (bonuses) are in accordance with the arrangements established by the compensation committee of the board of directors. Bonuses paid under the management plan are intended to be exempt from the limitations of Section 162(m) of the Code.

          Performance Goals and Bonuses. The compensation committee will have the authority to establish for a participant, performance goals, and the formulas for calculating a participant's bonus on the basis of such performance goals or criteria established under or pursuant to the management plan (each a bonus formula), for any fiscal year of the company, or for a period which is shorter or longer than a single fiscal year (the fiscal period). The performance goals may be based on business criteria that apply to one or more business units of the company that the participant is involved in or the company as a whole (the company criteria), and may be a single goal or a range with a minimum goal up to a maximum goal, with corresponding increases in the bonus up to the maximum award set by the compensation committee and as may be limited by the management plan.

          The company criteria shall be as follows, individually or in combination: (i) the attainment of certain target levels of, or a specified increase in, the company's enterprise value or value creation targets; (ii) the attainment of certain target levels of, or a percentage increase in, the company's after-tax or pre-tax profits including, without limitation, that are attributable to the company's continuing and/or other operations; (iii) the attainment of certain target levels of, or a specified increase relating to, the company's operational cash flow or working capital, or a component thereof including, without limitation, inventory and accounts receivable; (iv) the attainment of certain target levels of, or a specified decrease relating to, the company's operational costs and other expense targets, or a component thereof or planning or forecasting accuracy; (v) the attainment of a certain level of reduction of, or other specified objectives with regard to limiting the level of increase in all or a portion of bank debt or other of the company's long-term or short-term public or private debt or other similar financial obligations of the company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the compensation committee; (vi) the attainment of a specified percentage increase in earnings per share or earnings per share from the company's continuing operations; (vii) the attainment of certain target levels of, or a specified percentage increase in, the company's net sales, revenues, market share, operating margin, net income or earnings before income tax or other exclusions; (viii) the attainment of certain target levels of, or a specified increase in, the company's return on capital employed or return on invested capital; (ix) the attainment of certain target levels of, or a percentage increase in, the company's after-tax or pre-tax return on shareholders equity or total return to shareholders; (x) the attainment of certain target levels in the fair market value of the common stock; (xi) the growth in the value of an investment in our common stock assuming the reinvestment of dividends; and (xii) the attainment of certain target levels of, or a specified increase in EBITDA (net income plus the provision for income taxes (or net loss less the benefit from income taxes), plus interest expense, plus depreciation and amortization expense). In addition, company criteria may include comparisons to the performance of other companies, such performance to be measured by one or more of the foregoing company criteria. The compensation committee may disregard, at its discretion, the effect of one-time charges and extraordinary events such as asset write-downs, litigation judgments or settlements, changes in tax laws, accounting principles or other laws or provisions affecting reported results, accruals for reorganization or restructuring, and acquisitions or divestitures.

          The performance goals and bonus formula for the company criteria shall be established in writing by the compensation committee not later than 90 days after the commencement of the period of service to which the bonus formula relates (provided that the outcome is substantially uncertain at the time the compensation committee actually establishes the bonus formula, and provided, further, that the bonus formula is not established after 25% or more of the period of service (as determined in good faith at the time the bonus formula is established) has elapsed. The bonus to which the management plan relates may not be the exclusive bonus awarded to the participants. Participants may also receive a bonus based on individual criteria for a participant or other business criteria under a different plan that is not intended to be exempt from the limitations under Section 162(m) of the Code.

          Each participant will be assigned maximum and threshold award levels of the bonus. Maximum award level represents the maximum amount of the bonus that may be paid to a participant for a fiscal period of the company. Threshold award level represents the minimum level that must be achieved before a bonus will be paid to a participant under the management plan. Performance below threshold level will earn no bonus under the management plan. Each participant's maximum bonus under any plan will be 200% of his or her base salary. Under no circumstances will any participant be paid a cash bonus under any plan exceeding $3,000,000 for any fiscal year of the company.

          Review of Payment of Bonuses. Promptly after the determination of the performance goals following the end of the applicable fiscal period, the management of the company will present to the compensation committee a list showing with regard to each participant who has become eligible for consideration of a bonus with regard to that fiscal period (i) the performance goal or bonus formula with regard to that fiscal period, (ii) the extent to which the performance goal was achieved or exceeded, or other applicable information relating to the performance goal or otherwise applicable to the participant's bonus formula, and (iii) the bonus, if any, to which the participant is entitled with regard to the fiscal period. No bonus may be paid to a participant with regard to a fiscal period until the compensation committee certifies that the bonus with regard to that participant is correct based upon the performance goal and the bonus formula established for the participant with regard to the fiscal period.

          Administration. The management plan will be administered by the compensation committee of the board of directors, which is comprised of not less than two members who shall be (i) "non-employee directors" within the meaning of Rule 16b-3(b)(3) (or any successor rule) promulgated under the Securities Exchange Act of 1934, as amended (the Exchange Act), and (ii) "outside directors" within the meaning of Treasury Regulation S1.162-27(e)(3) of Section 162(m) of the Code. The compensation committee is authorized, subject to the provisions of the management plan, to establish such rules and regulations as it deems necessary for the proper administration of the management plan and to make such determinations and interpretations and to take such action in connection with the management plan and any bonus formula as it deems necessary or advisable. Thus, among the compensation committee's powers are the authority to select officers and other employees, consultants and advisors to, of our company and its subsidiaries to receive a bonus under the management plan, and to determine the form, amount and other terms and conditions of the bonus formula.

          Participants. Benefits may be awarded to executive officers of our company and its subsidiaries and affiliates as the compensation committee in its sole discretion, determines to be responsible for contributing to our success and future growth and profitability and whom the compensation committee may designate from time to time to receive bonuses under the management plan.

          Foreign Laws. The compensation committee may grant a bonus to individual participants who are subject to the tax laws of nations other than the United States, which bonus may have terms and conditions, as determined by the compensation committee as necessary to comply with applicable foreign laws or avoid unfavorable tax treatment to a participant. The compensation committee may take any action that it deems advisable to obtain approval of such bonus by the appropriate foreign governmental entity; provided, however, that no such bonus may be granted to such individuals and no action may be taken which would result in a violation of the Exchange Act, the Code or any other applicable law.

          Effective Date. The management plan shall be effective as of August 10, 2005, the date on which the management plan was adopted by the board of directors of the company, provided that the management plan is approved by the shareholders of the Company at the 2005 annual meeting of shareholders of the company. Performance goals and bonus formulas may be established prior to shareholder approval of the management plan; however, no bonuses will be paid under the plan unless approved by the shareholders of the company. The management plan shall terminate on the fifth anniversary of its effective date unless sooner terminated by the compensation committee.

          Amendments of the Management Plan. The compensation committee reserves the right to amend, suspend or terminate the management plan at any time, subject to the rights of participants with respect to any outstanding benefits. No amendment of the management plan may be made without approval of our shareholders if the amendment will: (i) alter the maximum bonus that may be paid to a participant with regard to the fiscal period or (ii) materially change the management plan. No amendment to the management plan may change any performance goal or bonus formula which has been established for a participant, or affect any participant's right to receive a bonus which has been earned as a result of a performance goal or bonus formula established for the participant before the amendment unless the participant consents to the change.

Federal Income Tax Consequences Relating to the 2005 Management Bonus Plan

          Certain Federal Income Tax Consequences. The statements in the following paragraphs of the principal U.S. federal income tax consequences of a bonus under the management plan are based on statutory authority and judicial and administrative interpretations, as of the date of this proxy statement, which are subject to change at any time (possibly with retroactive effect). The law is technical and complex, and the discussion below represents only a general summary of U.S. federal tax consequences and does not include tax consequences under foreign laws.

          Tax Treatment of Bonuses. The participants will recognize ordinary compensation income in an amount equal to the bonus received and, will be subject to both wage withholding and other employment taxes.

          We generally will be allowed a deduction for federal income tax purposes in an amount equal to the ordinary income recognized by the participant, provided that such amount constitutes an ordinary and necessary business expense and is reasonable and the limitations of Sections 280G and 162(m) of the Code do not apply.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE 2005 MANAGEMENT BONUS PLAN.

AUDIT COMMITTEE REPORT

          The audit committee is comprised solely of independent directors as determined by our board of directors based on the Marketplace Rules of Nasdaq. Each member of the committee also satisfies the SEC's additional independence requirement for members of audit committees. In addition, our board of directors has determined that Fred Berens and Maura J. Clark are "audit committee financial experts," as defined by SEC rules. The audit committee operates under a written charter that was adopted by the board of directors, the current form of which is attached as Annex A to this proxy statement. The audit committee oversees the quality and integrity of the company's accounting and financial reporting process, the adequacy of its internal controls, the audits of its financial statements, and carries out such other duties as directed by the board of directors. The audit committee also appoints the independent registered public accounting firm and approves the fees paid for its services.

          Elizabeth Arden's management is responsible for the preparation, presentation and integrity of the company's financial statements, internal controls, accounting and financial reporting principles and procedures designed to ensure compliance with accounting standards and applicable laws. The company's independent registered public accounting firm is responsible for performing an independent audit of the financial statements in accordance with generally accepted auditing standards. Although the audit committee members possess broad experience in analyzing and reviewing financial statements, we are not professional auditors, and our functions are not intended to duplicate or to certify the actions of management of the company and the independent registered public accounting firm.

          The audit committee reviewed and discussed with management the audited financial statements of the company for the fiscal year ended June 30, 2005. The committee also discussed with PricewaterhouseCoopers LLP, the company's independent registered public accounting firm, including as part of executive sessions, the results of the audit and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees."

          The audit committee also considered whether the provision by PricewaterhouseCoopers LLP of non-audit services to the company is compatible with maintaining the auditors' independence. The audit committee received from PricewaterhouseCoopers LLP the written disclosures and letter required by Independence Standards Board Standard No. 1, as amended, "Independence Discussions with Audit Committees," and discussed with PricewaterhouseCoopers LLP their independence from the company, including any relationships that may impact their independence. The audit committee has concluded that PricewaterhouseCoopers LLP is independent from the company and its management.

          Based on the review and discussions referred to in this report, the audit committee recommended to the board of directors that the audited financial statements be included in Elizabeth Arden's annual report on Form 10-K for the fiscal year ended June 30, 2005 for filing with the SEC.

Fred Berens (Chairman)
J.W. Nevil Thomas

PROPOSAL 4 --

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

          The audit committee of the board of directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to conduct the audit of the company's consolidated financial statements for the fiscal year ending June 30, 2006. The appointment of the independent registered public accounting firm by the audit committee is submitted annually for ratification by the shareholders. Although shareholder approval is not required, if the shareholders do not ratify the appointment, the audit committee will reconsider the matter. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will be given an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 2006.

Fees Paid to PricewaterhouseCoopers LLP

          The following table shows the fees billed by PricewaterhouseCoopers LLP for the audit and other services provided for the fiscal year ended June 30, 2005, the five-month transition period ended June 30, 2004 and the fiscal year ended January 31, 2004, respectively:

	Fiscal Year Ended June 30, 2005	Five-Month Transition Period Ended June 30, 2004	Fiscal Year Ended January 31, 2004

Audit fees	$1,836,603	$745,007	$1,002,037
Audit related fees	4,962	5,012	8,412
Tax fees	239,493	111,482	350,968
All other fees	10,754	3,568	1,713

Total	$2,091,812	$865,069	$1,388,130

          Audit Fees. Audit fees consisted principally of audit work performed on the consolidated financial statements included in our Annual Report on Form 10-K, the quarterly reviews of the financial statements included in our form 10-Qs and for services that are normally provided by our independent registered public accounting firm in connection with statutory audits and SEC regulatory filings or engagements. In addition, audit fees for the fiscal year ending June 30, 2005 include fees related to the audit of internal controls over financial reporting included in our annual report on Form 10-K for the fiscal year ended June 30, 2005.

          Audit-Related Fees. Audit-related fees are for services for assurance and related services that are reasonably related to the audit or review of our financial statements.

          Tax Fees. Tax fees consisted principally of assistance with matters related to such services as domestic and international tax planning, tax compliance including tax filings and general tax advice.

          All Other Fees. Other fees consisted of any services not included in the first three categories.

          All fees associated with services performed by our independent registered public accounting firm in the five-month transition period ended June 30, 2004 and the fiscal year ended June 30, 2005 were pre-approved by the Audit Committee.

          Consistent with SEC policies regarding auditor independence, the audit committee has the responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In meeting this responsibility, the audit committee has the following policy regarding the provision by our independent registered public accounting firm of non-audit services that are permitted to be conducted by the independent registered public accounting firm under applicable laws, including the corresponding fees, and the procedures for approval of these services and fees, in situations where the full audit committee is unavailable to pre-approve any non-audit services by the independent registered public accounting firm: (i) the chief financial officer and general counsel of the company will evaluate the proposed engagement to confirm that the engagement is not prohibited by any applicable rules of the SEC or Nasdaq, (ii) following the confirmation by the chief financial officer and the general counsel, the chairperson of the audit committee will determine whether the company should engage the independent registered public accounting firm for the non-audit services and, if so, negotiate the terms of the engagement with the independent registered public accounting firm, and (iii) the chairperson of the audit committee will report to the full audit committee at its next regularly scheduled meeting about any engagements of the independent registered public accounting firm for non-audit services that have been approved by the chairperson. Alternatively, after confirmation by the chief financial officer and the general counsel, the full committee may pre-approve engagements of the independent registered public accounting firm at audit committee meetings.

SHAREHOLDERS' PROPOSALS AND NOMINATIONS OF
BOARD MEMBERS FOR THE 2006 ANNUAL MEETING

          If a shareholder intends to present a proposal for action at the 2006 annual meeting of shareholders and wishes to have that proposal considered for inclusion in our proxy materials in reliance on Rule 14a-8 under the Exchange Act, the proposal must be submitted in writing and received by the secretary of the company by June 16, 2006. The proposal must also meet the other requirements of the rules of the SEC relating to shareholder proposals.

          Our By-laws establish an advance notice procedure with regard to certain matters, including shareholder proposals and nominations of individuals for election to the board of directors. In general, written notice of a shareholder proposal or a director nomination for an annual meeting must be received by the secretary of the company no later than 90 days in advance of such meeting if such meeting is to be held on a day which is within 30 days of the anniversary of the 2005 annual meeting.

          A notice of a shareholder proposal shall set forth as to each matter the shareholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on our corporate books, of the shareholder proposing such business, (c) the class and number of shares of common stock of the company which are beneficially owned by the shareholder, and (d) any material interest of the shareholder in such business.

          A shareholder director nomination must contain the following information: (i) the name, age, business address and residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of common stock of the company which are beneficially owned by each such nominee, (iv) such other information concerning each such nominee as would be required, under the rules of the SEC in a proxy statement soliciting proxies for the election of such nominee as a director and (v) a signed consent of each such nominee to serve as a director of the company, if elected.

          If the company's presiding officer at any shareholders' meeting determines that a shareholder proposal or director nomination was not made in accordance with the By-laws or SEC rules, we may disregard that proposal or nomination.

          In addition, if a shareholder submits a proposal outside of Rule 14a-8 for the 2006 annual meeting of shareholders, and the proposal fails to comply with the advance notice procedure prescribed by the By-laws or SEC rules, then our proxy may confer discretionary authority on the persons being appointed as proxies on behalf of our board of directors to vote on the proposal.

          Proposals should be addressed to Secretary, Elizabeth Arden, Inc., 14100 N.W. 60th Avenue, Miami Lakes, Florida 33014 and nominations should be sent to the attention of the Nominating and Corporate Governance Committee c/o Secretary at the same address.

OTHER MATTERS

          The company will bear the expense of soliciting proxies. Proxies will be solicited principally by mail. Our directors, officers and regular employees may, however, solicit proxies personally, by telephone or by facsimile transmission. We will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy materials to beneficial owners.

          The board of directors is not aware of any matters to be presented at the annual meeting other than the matters described herein and does not intend to bring any other matters before the annual meeting. If any other matters should, however, come before the annual meeting, or any adjournment or postponement thereof, the persons named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors
OSCAR E. MARINA
Secretary

Miami Lakes, Florida
October 7, 2005

REVOCABLE PROXY - COMMON STOCK
ELIZABETH ARDEN, INC.
ANNUAL MEETING OF SHAREHOLDERS
NOVEMBER 16, 2005

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

          The undersigned hereby appoints Oscar E. Marina and Lazarus Rothstein as attorneys and proxies, each with full powers of substitution, to act for the undersigned to vote all shares of common stock of Elizabeth Arden, Inc., with respect to which the undersigned is entitled to vote at the annual meeting of shareholders, to be held at our corporate offices at 14100 N.W. 60th Avenue, Miami Lakes, Florida 33014, on Wednesday, November 16, 2005 at 10:00 a.m., local time, and at any adjournment or postponement thereof, as stated on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF IN ACCORDANCE WITH THE DIRECTIONS SPECIFIED HEREIN. IF NO DIRECTIONS ARE INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTORS LISTED IN PROPOSAL 1, FOR THE APPROVAL OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION SET FORTH IN PROPOSAL 2, FOR THE APPROVAL OF THE 2005 MANAGEMENT BONUS PLAN SET FORTH IN PROPOSAL 3, FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2006 SET FORTH IN PROPOSAL 4, AND ON OTHER MATTERS PRESENTED FOR A VOTE IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS ACTING UNDER THIS PROXY. IN THE EVENT ANY NOMINEE FOR ELECTION AS A DIRECTOR BECOMES UNAVAILABLE TO SERVE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE BALANCE OF THOSE NAMED AND A SUBSTITUTE SELECTED BY THE PERSONS NAMED IN THE PROXY.

          Each shareholder giving a proxy has the power to revoke it any time before it is voted, either in person at the annual meeting, by written notice to the Secretary of Elizabeth Arden, Inc. or by delivery of a later-dated proxy. Attendance at the annual meeting without further action will not automatically revoke a proxy.

(CONTINUED AND TO BE MARKED, DATED AND SIGNED ON REVERSE SIDE)

[REVERSE SIDE OF CARD]

Please mark your votes as indicated in this example: [X]

The Board of Directors recommends a vote FOR
Items 1, 2, 3 and 4

Item 1 -  Election of Directors
E. Scott Beattie
Fred Berens
Maura J. Clark
Richard C.W. Mauran
William M. Tatham
J. W. Nevil Thomas
FOR	WITHHOLD AUTHORITY
[ ]	[ ]

Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below:

Item 2 -  Approval of the Amended and Restated Articles of Incorporation.
FOR	AGAINST	ABSTAIN
[ ]	[ ]	[ ]

Item 3 -  Approval of the 2005 Management Bonus Plan.
FOR	AGAINST	ABSTAIN
[ ]	[ ]	[ ]

Item 4 -  Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2006.
FOR	AGAINST	ABSTAIN
[ ]	[ ]	[ ]

_______________________________________

Other Business

In their judgment, the proxies are authorized to vote upon such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

Signature:______________________	Signature:_________________	Date:____________

NOTE: Please sign exactly as the name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.